Morgan Stanley Institutional Funds, Inc. - Global
Insight Portfolio
Item 77O- Transactions effected pursuant to Rule
10f-3

Securities Purchased:  Valvoline Inc.
Purchase/Trade Date:	9/23/2016
Offering Price of Shares: $22.000
Total Amount of Offering: 30,000,000 shares
Amount Purchased by Fund: 1,649 shares
Percentage of Offering Purchased by Fund: 0.005%
Percentage of Fund's Total Assets: 1.41%
Brokers: Bofa Merrill Lynch, Citigroup, Morgan
Stanley, Deutsche Bank Securities, Goldman Sachs
& Co., J.P. Morgan, Scotiabank, BTIG, Mizuho
Securities, PNC Capital Markets LLC, SunTrust
Robinson Humphrey
Purchased from: Citigroup
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%:
YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.